Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related prospectus of Trintech Group plc (“the Company”) for the registration of 1,015,500 ordinary shares of the Company, represented by 507,750 American Depositary Shares, and the incorporation by reference of our report dated June 13, 2008, with respect to the consolidated financial statements and schedule of Trintech Group PLC included in its Annual Report (Form 20-F) for the fiscal year ended January 31, 2008, filed with the Securities and Exchange Commission.

Ernst & Young

Dublin, Ireland

December 18, 2008